Exhibit 99.1

March 7, 2014

Governor Mark Dayton

130 State Capitol

75 Rev. Dr. Martin Luther King Jr. Blvd.

Saint Paul, MN 55155

Dear Governor Dayton:

The current legislation to increase Minnesota’s minimum wage to $9.50 would have a significant financial impact on a number of businesses, including Canterbury Park. I want to be clear that Canterbury Park does not oppose a reasonable minimum wage increase. However, an across-the-board increase that does not take into account different types of workers will have an unusually severe impact on hospitality businesses.

We have a large number of employees, both full-time and part-time, that currently are paid less than $9.50. However, the arguments related to a living wage for working families are not relevant to the vast majority of these workers. These workers include:

•	Highly tipped employees. We have several hundred tipped employees, primarily card game dealers. We deposit dealer tips and include the documentation as part of our payroll process, so we have a record of the tip amounts. Those records indicate that in 2013 our regularly scheduled dealers all made hourly wages that exceeded today’s standard for a living wage, with most averaging several times the current minimum wage in tip income.

•	Young, seasonal employees. The other significant group of employees that is paid less than $9.50 consists of hundreds of part-time seasonal workers, the vast majority of whom are high school or college students.

Virtually all of our employees that don’t fall into these categories are currently paid at least $9.00 per hour, including our cleaning crew, dishwashers, cooks, and other employees who many incorrectly assume make no more than the state minimum wage.

If the minimum wage is increased to $9.50 without consideration for tipped employees or youth wages, the impact will be felt throughout Canterbury Park’s operations, including our customers. Based on current information about the conference committee’s discussions, we estimate that a fully enacted minimum wage increase will increase Canterbury Park operating expenses by approximately $1 million, or roughly half of the pre-tax profits of the company.

This will certainly require us to raise prices, but it is inevitable that both shareholders and current employees will share this burden. Operationally, we will have no choice but to reduce our employee count, particularly among youth employees, and limit pay increases for the employees who are currently making more than minimum wage.

As I said at the start of this letter, Canterbury Park does not oppose a reasonable minimum wage increase, even a minimum wage that eventually reaches $9.50 per hour. However, a rate that high will create unnecessary hardship on a lot of businesses if it is not applied with some common sense solutions to mitigate the potential impact. For example:

•	Phase-in any wage increase over at least a three-year period.
•	Do not index the wage to inflation, which does not impact individual businesses equally or fairly.
•	Support a youth wage at the federal rate of $7.25 an hour for workers under the age of 18.
•	Support a 90-day training wage of $7.25 an hour.
•	Recognize tips as income by creating a tipped employee tier within the minimum wage.

I would be happy to discuss our concerns with you at any time. Thank you for your consideration of this matter.

Respectfully,

Randy Sampson

President & CEO

Canterbury Park Holding Corporation